Exhibit 10.40

Unofficial English Translation from Hebrew

AGREEMENT FOR PROVISION OF SERVICES

Drawn up and signed at Herzliya on the 30 day of September 2015 between

Wize Pharma Ltd
Company Number 520033259
Of 2 Hamenofim Street, Herzliya, 4672553
(“the company”)

of the one part;

and

Ron Med Ltd
Company Number 515228831
Of 22A HaOranim Street, Hod Hasharon
(“the management company”)

of the other part;

(hereinafter jointly: “the parties”)

Whereas	It has been agreed between the parties that the company will receive the services from the management company through Mr Ron Mayron, I.D. XXXXX, of 22A HaOranim Street, Hod Hasharon (“Mayron”), active chairman of the board of directors services (“the services”), on the terms of this agreement;

And whereas	The management company is providing the company with the services, through Mayron, on the terms of this agreement;

And whereas	Mayron has the experience, professional expertise and qualifications required to provide the services under this agreement;

And whereas	The parties wish to reduce to writing and record the terms of the contractual relationship between them

Now therefore it has been declared, stipulated and agreed between the parties as follows:

1.	Preamble and interpretation

1.1.	This agreement has been divided into clauses and headings have been given to clauses for reference purposes only, and they are not to be used for interpretation purposes.

1.2.	The preamble to this agreement forms an integral part of the agreement.

2.	Description of the services and definition of the position

2.1.	The management company, through Mayron only, shall provide active chairman of the board of directors services to the company and to all subsidiaries and/or related companies of the company to the extent required from time to time by the company and in accordance with its needs.

2.2.	Mayron shall devote his time and energy to provision of the services, for a number of hours which shall not be less than a 20% position on average.

2.3.	The management company and Mayron shall act in accordance with the directions and decisions of the board of directors and shall report to the board of directors or to those to whom the board of directors instructs it to report.

3.	Undertakings by the management company and Mayron

The management company and Mayron hereby declare and undertake, jointly and severally, towards the company as follows:

3.1.	Mayron is the sole shareholder in the management company and there will not be any change in the composition of the ownership of the management company.

3.2.	The management company is authorized by its incorporation documents to enter into and fulfill this agreement. The management company has passed all the resolutions required under its incorporation documents and under any law in order to enter into this agreement.

3.3.	Mayron shall make available to the company his professional knowledge necessary for and concerning his position and shall perform his function in a dedicated and loyal manner, to the best of his ability, experience and energy and shall devote the time and attention necessary for good and effective performance of the function.

3.4.	Mayron shall act in a trustworthy, skilled and loyal manner and shall refrain from any act or omission which may harm the company or its good name or damage it in any way. In addition, Mayron shall perform all the duties which have been defined for him in his position, meticulously and with discretion, and shall not exceed his powers as defined by the company.

3.5.	From time to time Mayron shall forward reports to the company at its request, and additional reports at his initiative, of his routine activities and of events or special difficulties which have occurred or are expected to arise in the course of performance of his function and of other information of any kind which in the circumstances of the matter should be brought before the company.

3.6.	The signatory and/or signatories of this agreement on behalf of the management company have been duly authorized and their signature binds the management company in this regard.

3.7.	The management company and Mayron declare and confirm, jointly and severally, that they are entitled to enter into this agreement and to undertake all the obligations under it, that there is no restriction, by agreement or in any other manner, to either of them entering into this agreement and fulfilling all their obligations under it, and that by this contract the management company and/or Mayron are not breaching any other agreement or undertaking to which either of them is or was a party.

3.8.	Mayron shall act in accordance with the provisions of any law in his position as chairman of the board of directors of the company and/or subsidiary companies.

4.	Loyalty and prohibition of conflict of interest

4.1.	During the period of Mayron’s services the management company and Mayron shall refrain from any action which is in conflict of interest with his position at the company or in competition with the company’s business. In addition, the management company and Mayron shall not accept, personally or through someone on their behalf, any payment or any benefit, directly or indirectly, from anyone who has dealt, deals or wishes to deal with them on account of Mayron’s services in the company and/or from anyone who has had, at present has or wishes to have business dealings with the company, during the period of Mayron’s services at the company and afterwards.

4.2.	The management company and Mayron undertake, jointly and severally, to inform the company, immediately and without any delay, of any matter or subject in which either of them has a personal interest and/or which may create a conflict of interest with Mayron’s functions at the company.

4.3.	By signing this agreement the management company and Mayron declare, jointly and severally, that as at the date of signature of this agreement they do not have any interests or matters which may create a conflict of interest with Mayron’s position in the company and that they do not have any connection with any of the interested parties in the company.

4.4.	The management company and Mayron declare that Mayron is fit and has the skills to occupy his position and that there is no legal, contractual or other obstacle to them entering into this agreement, that they are not a party to any undertaking or agreement conflicting with the provisions of this agreement, with everything that arises from it, that in the course of Mayron’s services at the company he will not make use of information contrary to the provisions of any agreement or undertaking and that Mayron meets and will continue to meet the conditions of directors’ qualifications as stated in the Companies Law, 5759-1999.

5.	The period of the contractual relationship

5.1.	The date of commencement of the contractual relationship under this agreement is 31 March 2015 (“date of commencement of the contractual relationship”).

5.2.	The coming into effect of this agreement is subject to receipt of the approval of the competent organs of the company.

5.3.	Each of the parties shall be permitted to terminate the contractual relationship under this agreement by 90 calendar days’ advance written notice. It is clarified and agreed that on termination of the contractual relationship the management company and/or Mayron shall not be entitled to any compensation, payment or other consideration except as stated in this agreement.

5.4.	Notwithstanding the aforesaid, the company shall be permitted to terminate the contractual relationship under this agreement immediately and without any advance notice and without any compensation in one (or more) of the circumstances specified below

5.4.1.	Commission of a criminal offence related to the relations between the parties under the agreement, breach of duties of trust or harm to the company, its funds, property, assets, employees or customers by the management company and/or Mayron.

5.4.2.	A receiver and/or manager and/or liquidator and/or provisional liquidator and/or trustee and/or any other official appointed on behalf of creditors has been appointed for the management company and/or its property or part thereof, or an application for such an appointment has been filed or an application for liquidation has been filed or a receivership order or liquidation order has been granted or an arrangement with creditors has been made.

5.4.3.	Mayron has ceased to be a controlling shareholder in the management company.

5.4.4.	In other circumstances which would deprive him of severance pay by law if Mayron were an employee of the company (which is not so).

5.4.5.	Mayron has ceased to be qualified to hold office as chairman of the board of directors of the company.

6.	Monthly payment, grant and capital remuneration

The company hereby undertakes to pay the management company the amounts stated below, cumulatively:

6.1.	Monthly payment

6.1.1.	The payment under this agreement, for full performance of the services to their full extent, shall be in the total sum of NIS 20,000 (“the monthly payment”), against a tax invoice in accordance with the law which the management company shall submit to the company. The monthly payment shall be paid by the company not later than ten days from the date of issue of the aforesaid invoice. The management company undertakes to submit the tax invoices to the company not later than the 5th day of each calendar month for the preceding month.

6.1.2.	The management company alone is responsible for payment of Mayron’s salary, for contributions for him and for his social and/or other rights as an employee under any law and/or under any collective and/or other agreement and/or arrangement. The management company undertakes to make payment for his account, on time, of the salary of Mayron who is employed by it, as agreed between him and the management company, and to make payment on time of all the payments and benefits required from an employer under any law, including salary, annual leave pay, sick pay, recuperation, advance notice pay and severance pay in accordance with the law and to make all the deductions, on time and in accordance with the law, which an employer is obliged to make from his employees, including income tax and national insurance deductions.

6.2	Grant

6.2.1	In addition to the monthly payment as stated above, the management company shall be entitled to a grant of up to 0.25% of the consideration for the company and/or a subsidiary of the company entering into a material transaction, such as sale of a subsidiary, sale of operations, sale of assets related to the field of operation, sale of shares, merger of the company, the company’s entry into an out licence agreement, raising capital and/or financing for the company, etc. (“the annual grant”).

6.2.2	The ceiling for the annual grant, together with the capital remuneration as stated in clause 6.4.2 below, shall not in any financial year exceed a cumulative sum of NIS eight (8) million to all the company officers.

6.3	General provisions

6.3.1	The board of directors of the company may reduce the grant, entirely or partially, in its discretion.

6.3.2	The management company shall repay the company the grant amount or part thereof if it becomes evident that the calculation of the grant was done on the basis of data which turned out to be erroneous and which were presented anew in the company’s financial statements during a period of three financial statements two consecutive years after the date of approving the grant. The repayment amount shall be the part of the grant which was paid as a result of the aforesaid error. It is clarified that the aforesaid shall not apply to presentation anew due to change of standardization or accounting rules.

6.3.3	If the management company is entitled to the grant as stated in clauses 6.2 and/or 6.4.2 of this agreement, and if the management company provides services to the company for only part of any year, the management company shall be entitled to the grant for the part of the year for which it provided services to the company. The management company shall only be entitled to payment of the grant if it has provided services to the company continuously for at least half a year before the determining date for calculation of the entitlement to the grant. If a continuous half-year has not yet elapsed as aforesaid, the right to payment of the grant shall be accumulated for the next year.

6.4	Capital remuneration

6.4.1	In addition to the monthly payment and the grant and subject to the existing options plan at the company, as varied from time to time, if varied, and/or subject to adoption of a new options plan in its place, if adopted, and in accordance with the provisions of any law, the company shall allocate 105,000 non-negotiable options to the management company or to Mayron, which shall be exercisable for shares of the company (“the options”). The options shall mature and shall be exercisable for shares, in whole or in part, in a maturation period of two years, with 1/8 of the options maturing in each quarter commencing from the date of granting them, in return for payment of an exercise price in the sum of NIS 4.

6.4.2	Offering of a subsidiary: Upon the securities offering of a subsidiary of the company the management company shall be entitled to a grant of up to 0.25% of the company’s holdings in the shares of the subsidiary after the offering, which was completed during Mayron’s period of service or after Mayron’s period of service, if the offering transaction commenced during Mayrons’ period of service.

6.5	Company officers’ insurance and indemnity

6.5.1	The company undertakes to take action to insure the management company and Mayron, at its expense, with directors’ and officers’ liability insurance, on the terms and in the amounts customary at the company and as shall be approved from time to time by the general meeting of the company.

6.5.2	In addition, the company shall indemnify the management company and Mayron in advance as is customary at the company, subject to the provisions of the company’s articles and the applicable law.

6.6	The monthly payment and the other payments expressly stated in this clause 6 are final and include any consideration which shall be due to the management company at any time for and in connection with provision of the services under this agreement and the management company shall not be entitled to any additional consideration of any kind for provision of the services under this agreement.

6.7	The monthly payment shall be paid by the 15th of the month following the month for which the services were provided, after deduction of withholding tax (if necessary) and deduction of any other tax and/or levy required by law. The management company shall furnish the company with a valid certificate from the assessing officer regarding the tax rates for the purpose of withholding tax, and a certificate of proper bookkeeping.

6.8	VAT in accordance with the law shall be added to all the payments as stated in this clause 6 above. The management company alone shall be liable for any payment of tax or levy on the management company’s income under this agreement.

6.9	Notwithstanding the aforesaid, all the provisions of this clause 6 above shall be subject to the provisions of the company’s officers’ remuneration policy, as it shall be from time to time.

7.	Absence of employer-employee relations

7.1.	The management company and/or Mayron declare that they are aware that this agreement is an agreement for the provision of services only, and that it does not create employer-employee relations between the company and the management company and/or Mayron and it does not give the management company and/or Mayron any rights except those specified in this agreement.

7.2.	The responsibility for employing Mayron rests with the management company alone, including payment of all his rights, including minimum wage and social benefits, income tax, national insurance, health tax and any payment for severance pay and/or compensation in the event of a work accident (Heaven forbid). The company shall be entitled to demand evidence of making such payments from the management company.

7.3.	The management company and Mayron undertake that they will not sue the company on any grounds in connection with employer-employee relations between the company and the management company and/or Mayron and that if they do so, or if the company incurs additional expenses beyond those stated in this agreement, arising from a finding that employer-employee relations existed between it and the management company and/or Mayron during the period of the contractual relationship under this agreement, they shall indemnify the company, jointly and severally, upon its first demand to do so, for any expense caused to it by or in connection with such a claim, including advocates’ fees.

7.4.	Without derogating from the generality of the aforesaid, it is hereby agreed that the management company and/or Mayron shall not be entitled to severance pay and/or any other payment and/or other consideration from the company arising from employer-employee relations or their termination and/or any social benefits from the company during the period of the contractual relationship under this agreement and after its termination.

7.5.	Without derogating from the generality of the aforesaid, if for any reason it is found by a competent authority, including by a judicial body, that the management company and/or Mayron are employees of the company, or that either of them is entitled to the rights of an employee, or if the company incurs additional expenses beyond those stated in this agreement, arising from a finding that employer-employee relations existed between it and the management company and/or Mayron during the period of the contractual relationship under this agreement, the following provisions shall apply:

7.5.1.	The consideration paid to the management company from the commencement of the contractual relationship between the parties shall be replaced by consideration reduced (gross) by 50% and in this case the management company and/or Mayron shall be deemed to be entitled to only the reduced consideration (gross), retroactively from the date of commencement of the contractual relationship between the parties (that is to say, consideration which is 50% of the consideration which was actually paid).

7.5.2.	The management company and Mayron, jointly and severally, shall be obliged to repay the company any amount which was paid from the date of commencement of the contractual relationship and was paid above the reduced consideration, linked to the consumer price index (base index: the index known on the date of any payment; new index: the index known on the date of actual repayment) and with linked monthly interest differentials at the rate of 4% per year. The company may set off these surplus amounts against any amount due by it to the management company and/or Mayron or anyone claiming under them.

7.6.	It is hereby clarified that the declarations and undertakings of the management company and/or Mayron in this clause 7 above are a fundamental term of the company’s contract with the management company and that in the consideration which the management company shall receive under this agreement the above declarations and undertakings were taken into account. The management company and Mayron declare that they are aware that the consideration under this agreement already includes all the salary cost if Mayron had been employed as a salaried employee of the company, including salary, social contributions, severance pay, recuperation pay, annual leave, national insurance payments, etc. It is also clarified that the manner of contracting set out in this agreement arose from Mayron’s express request, with all that this involves, and despite the fact that he was offered the opportunity to be a salaried employee of the company.

8.	Non-competition, non-solicitation, maintenance of confidentiality and intellectual property rights

8.1.	Without derogating from the obligations of the management company and Mayron under clauses 2, 3 and 4 above, during the entire period of the contractual relationship with the company and for a period of 12 months from the date on which the period of the contractual relationship ends, the management company and Mayron undertake not to compete with the company and not to place themselves in the position of an interested party in a transaction which competes with the company, all whether directly or indirectly. During this period the management company and Mayron undertake not to solicit and/or cause any of the company’s customers and/or suppliers and/or employees to terminate their relationship with the company.

8.2.	During and after the period of the contractual relationship under this agreement, for an unlimited time, the management company and Mayron undertake not to convey and not to make use of information which has come to their knowledge about the company, including any subsidiary of the company, holding company or related company (all hereinafter in this sub-clause: “the company”) or of information which has reached them in the course of the contractual relationship with the company or in connection with the company and its business and which is not common knowledge, including anything relating to the financial operations and results of the company, customer list, suppliers, agents of the company, etc. In addition they undertake to maintain confidentiality in everything concerning the company’s business and affairs and not to harm the company’s reputation in any way. The duty of confidentiality also applies to the contents of this agreement, except reports required under any law.

8.3.	In addition, the management company and Mayron undertake to keep confidential and not to disclose, show or convey, either during the period of this agreement or for an unlimited time afterwards, to any person or body, trade secrets or other secrets of the company or information about the company or directly or indirectly related to the company, its management, property, business and affairs, customers, suppliers, the people or bodies connected with it or who come into contact with it, including, but without derogating from the generality of the aforesaid, processes of manufacture, know-how methods, prices, calculations, terms of agreements by which the company is bound, memoranda, records, reports, summaries, plans, diagrams, letters or other documents of the company (“the documents”), whether the secrets, information or documents reached him as a result of his engagement by the company or came to his knowledge in any other manner, whether the documents were drawn up by him or by others. The management company and Mayron hereby confirm that they do not and shall not have any claims to copyright in the documents or any other claims of any kind with regard to the aforesaid documents, secrets or information and that the documents, including all the copyrights in them, and all the secrets and information, as aforesaid, are the sole property of the company and the management company and Mayron do not and shall not have any claims of any kind with regard to them or arising from them, and they shall not make use of them or of any part of them, including copying all or some of the documents, in the course of the services which they provide at the company.

In this sub-clause “secrets” includes information concerning salary, grants and other benefits paid or transferred to the management company and Mayron by the company, the terms of this services agreement at the company and details of Mayron’s work at the company.

8.4.	We are aware that the company is a public company and that any use of information as stated in clauses 8.2 and 8.3 above, including performing any transaction in the company’s securities on the basis of the information and including conveying the information to a third party who may make prohibited use thereof, is likely to be an offence under Section 52B of the Securities Law, 5728-1968.

8.5.	All the intellectual property rights of any kind, any copyright, moral right, invention, patent, trade secret, innovation, idea, design, process, development, improvement, work, formula, code, conclusion, discovery, finding, etc. (“intellectual property rights”) arising from or created by the management company and/or Mayron or by their subordinates during the contractual relationship with the company or as a result of the contractual relationship with it, are the sole property of the company, and the management company and Mayron hereby assign any intellectual property right to the company and waive any financial right, including benefits, if and to the extent that they would have been entitled to it under the Patents Law, 5727-1967 (including Section 134 thereof) or under any other law, all this without any further consideration.

9.	Transfer of obligations and rights

9.1.	The management company and/or Mayron shall not be permitted to convey, assign, transmit or transfer to another, directly or indirectly, their obligations and/or rights under this agreement, and performance of the services, without receiving the company’s advance written authorization.

9.2.	During the period of the services Mayron undertakes that control of the management company will not be transferred to a third party.

10.	Arbitration

In any case where disputes and/or differences of opinion arise between the parties in any matter concerning the entry into and/or validity and/or breach and/or performance and/or interpretation of this agreement the parties shall refer the disputes and/or differences of opinion for the decision of a sole arbitrator, who shall be appointed by agreement within seven (7) days by the parties (“the arbitrator”), and if the agreed arbitrator refuses or is unable to perform his function or in the case of lack of agreement between the parties about the identity of the arbitrator the provisions of clause 11.6 below shall apply.

10.1.	The arbitrator shall act as sole arbitrator and his decision shall be final.

10.2.	The provisions of this clause 10 shall have the same effect as an arbitration agreement between the parties and the provisions of the schedule to the Arbitration Law, 5728-1968 shall apply to the arbitration which is the subject of this agreement and to the arbitrator.

10.3.	It is hereby agreed that the arbitrator’s authority shall be subject to the provisions of this agreement and that the arbitrator may give interim orders and other forms of temporary relief and that he shall be subject to the substantive law but not to the laws of evidence and procedure.

11.	Miscellaneous

11.1.	Unless expressly stated otherwise in this agreement, the management company and/or Mayron shall bear all the tax liabilities for any payment and/or benefit of any kind which is given by the company.

11.2.	The company may set off any debt by the management company and/or Mayron to it against any amount which it is obliged to pay to the management company.

11.3.	This agreement fully and exhaustively expresses all that has been agreed upon between the parties with regard to the subjects or matters discussed in it, and replaces and revokes any representation, agreement, negotiation, practice, memorandum of understanding, proposals, discussion summaries, letters of intent and/or undertaking, and any other document, which existed or were exchanged between the parties (whether in writing or verbally) on the subjects or matters stated therein, before the signature of this agreement.

11.4.	Notices in connection with this agreement shall be sent by registered post or fax or shall be delivered by hand at the parties’ addresses stated in the preamble to this agreement (or any other address of which appropriate written notice shall be given), and any such notice shall be deemed to have been delivered to its addressee on the earliest of the following dates: on actual delivery thereof (or presentation to the addressee in the case of refusal to accept it), or one business day after the date of sending it by fax or three (3) business days after the date of handing it in for delivery by registered post, except a notice of change of address, which shall only be deemed to have been delivered on actual delivery thereof to the addressee.

11.5.	Any alteration and/or cancellation of any of the provisions of this agreement shall only be done in a written document, which shall be signed by both parties and shall be subject to receipt of all the authorizations required by law.

11.6.	It is hereby expressly agreed between the parties that, subject to the provisions of clause 10 above, the substantive law which shall apply concerning the subjects and matters arising from or relating to this agreement is the law of the State of Israel, and the competent Court in Tel Aviv-Jaffa shall have sole and exclusive jurisdiction concerning the subjects and matters arising from or relating to this agreement.

In witness whereof the parties have signed:

/s/ Or Eisenberg	/s/ Ron Mayron
Wize Pharma Ltd	Ron Med Ltd

	Per:	Ron Mayron
	Position:	Director
	I.D.	XXXXX

I have read the agreement, have understood its contents and I agree to all that is stated in it, including my personal declarations and undertakings under it, and I guarantee their fulfillment.

Ron Mayron

/s/ Ron Mayron